EXHIBIT 10.2

FIRST AMENDMENT

TO

AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS FIRST AMENDMENT (this “First Amendment”) to the Agreement for Purchase and Sale of Assets between Ron Snider & Associates, Inc. dba Wild Animal Safari, a Georgia corporation ("Asset Seller") and Great American Family Parks, Inc., a Nevada public corporation ("Purchaser") dated as of November 8, 2004 (the “Asset Purchase Agreement”) is made as of February 18, 2005.

RECITALS:

WHEREAS, Asset Seller and Purchaser entered into the Asset Purchase Agreement, the terms of which are incorporated herein by reference; and

WHEREAS, the parties have determined that it is in their mutual best interests to amend the Asset Purchase Agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, undertakings and promises herein contained, the parties, intending to be legally bound, agree as follows:

1.  Addition to Section 18. Section 18 of the Asset Purchase Agreement is hereby amended by adding thereto the following new paragraph (f):

“(f)  Additional Interim Actions. The parties contemplate that Purchaser may, from time to time prior to Closing, request that certain actions be taken by Asset Seller with respect to the Business or that improvements be made to the Real Property. In connection with any such requests by Purchaser or actions taken by Asset Seller in response to such requests:

(1) Purchaser hereby warrants and represents to Asset Seller that Jim Meikle is expressly authorized on behalf of Purchaser to request (i) that the Asset Seller make improvements to the Real Property, (ii) that the Asset Seller purchase furniture, fixtures and equipment for use in the Business, and/or (iii) that the Asset Seller take other actions with respect to the Business and/or the Real Property. Further, Purchaser hereby warrants and represents to Asset Seller that (i) any such requests by Jim Meikle shall be binding on Purchaser and (ii) Purchaser will bear the costs and expense of actions taken by Asset Seller in response to such requests.

(2) The determination as to whether or not to perform any actions requested by Purchaser in accordance with this paragraph (f) shall be within the sole discretion of Asset Seller. If Asset Seller performs any action so requested, Purchaser shall reimburse Asset Seller, on demand, for all costs and expenses incurred by Asset Seller in performing the action requested.  Further, notwithstanding that the Closing does not occur, Purchaser shall have no right, and hereby expressly waives any right, of reimbursement or repayment of any amounts paid to Asset Seller by Purchaser under this paragraph (f).”

2.  Extension of Time for Closing.  In consideration of certain accommodation to be provided to Asset Seller and Real Property Seller as described in Section 6 of this First Amendment, the parties wish to agree to extend the time for Closing to May 2, 2005. Therefore, paragraph (a) of Section 20 of the Asset Purchase Agreement is hereby amended by inserting the text set out below immediately following the existing text of said paragraph (a):

“Asset Seller and Purchaser agree that Purchaser shall have the further right to extend, and Purchaser hereby extends, the time for Closing until 10:00 a. m. (LaGrange, Georgia, local time) on May 2, 2005. The parties agree that the Closing Date shall be May 2, 2005, or such earlier date, if any, as Purchaser and Asset Seller may, by written mutual agreement, designate.”

3.  Purchaser Termination.  The Asset Purchase Agreement is hereby amended by deleting the existing subpart (iii) of paragraph (b) of Section 27 and inserting in lieu thereof the following new subpart (iii) of paragraph (b) of Section 27:

“(iii) if the Closing shall not have occurred on or before May 2, 2005 by reason of the failure of any condition precedent under Section 19(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement or in the Real Property Purchase Agreement).”

4.  Asset Seller Termination. The Asset Purchase Agreement is hereby amended by deleting the existing subpart (ii) of paragraph (c) of Section 27 and inserting in lieu thereof the following new subpart (ii) of paragraph (c) of Section 27:

“(ii) If the Closing shall not have occurred on or before May 2, 2005 by reason of the failure of any condition precedent under Section 19(b) hereof (unless the failure results primarily from the Asset Seller itself breaching any representation, warranty, or covenant contained in this Agreement or the Real Property Seller breaching any representation, warranty, or covenant contained in the Real Property Purchase Agreement).”

5.  Effect of Termination. The Asset Purchase Agreement is hereby amended by deleting the existing paragraph (d) of Section 27 and inserting in lieu thereof the following new paragraph (d) of Section 27:

“(d)  Effect of Termination.  If this Agreement is terminated by the parties or either one of them as permitted by this Section 27, or terminates in accordance with Section 27(e), no party shall have any further obligation to any other Party and any then existing right of a party to cure any outstanding default shall cease and be of no further force and effect, except (i) no termination of this Agreement under any provision of this Section 27 shall prejudice any claim any party may have under this Agreement (including any claim of Asset Seller against Purchaser under Section 18(f)) or under the Escrow Agreement against another party that arises prior to the effective date of such termination, and (ii) termination of this Agreement shall not terminate or otherwise affect the rights and obligations set forth in Section 23(b)(iii) respecting certain indemnification obligations arising out of Purchaser's access to the Premises and the Assets, which obligations shall survive termination as independent obligations. Provided, further:

(1) that upon any termination by Purchaser under Section 27(b), the Escrow Money shall be returned to the Purchaser.

(2) Upon any termination other than a termination by the Purchaser under Section 27(b), including, without limitation, a termination in accordance with Section 27(e), the Escrow Money shall be delivered to the Asset Seller (and the Real Property Seller).

It is the parties' intent, and each of the parties hereby acknowledge, that the Escrow Money is not refundable to the Purchaser except in the case of a termination of this Agreement by the Purchaser as permitted by Section 27(b), and in all other cases, including, without limitation, a termination in accordance with Section 27(e), the Escrow Money shall be delivered to, and belong to, the Asset Seller (and the Real Property Seller).”

6. Termination if Closing Not Held by May 2, 2005.  The Asset Purchase Agreement is hereby amended by deleting the existing paragraph (e) of Section 27 and inserting in lieu thereof the following new paragraph (e) of Section 27:

“(e)  Automatic Termination.  It is understood and agreed that notwithstanding anything to the contrary contained in this Agreement, unless the parties have previously agreed in writing to extend the term of this Agreement, this Agreement shall automatically terminate if the Closing does not occur before 6 p. m. (local time in LaGrange, Georgia) on May 2, 2005.”

7.  Amendment to Legal Description. The parties acknowledge that the consideration to the Asset Seller and the Real Property Seller for the agreement of the Asset Seller and the Real Property Seller to extend the Closing Date is the reservation of a tract of three (3) acres, more or less, of the property which is defined in the original Asset Purchase Agreement as the Real Property. Accordingly, Exhibit B to the Asset Purchase Agreement and Exhibit A to the Security Deed are each hereby amended to add the following provision, to be inserted at the end of the said existing Exhibit B and Exhibit A, respectively:

“LESS AND EXCEPT a tract of three (3) acres, more or less, located in the portion of the above described property which is not within the animal fence enclosing the part of the said property actively used in the Business, fronting not less than three hundred (300) feet on either the Floyd Road or the Oak Grove Road, which shall be designated by the Real Property Seller on or before the Closing Date and which shall be surveyed at the expense of the Real Property Seller.”

8. Amendment to Real Property Purchase Agreement. The effectiveness of the provisions of this First Amendment is expressly made contingent upon the execution by the Purchaser and the Real Property Seller of that certain First Amendment to Real Estate Purchase Agreement contemporaneously herewith.

9.  Asset Purchase Agreement To Remain in Effect.  Except as specifically set forth in this First Amendment, the Asset Purchase Agreement is hereby ratified and affirmed and shall remain in full force and effect. However, wherever the terms and conditions of this First Amendment and the terms and conditions of the Asset Purchase Agreement conflict, the terms of this First Amendment shall be deemed to supersede the conflicting terms of the Asset Purchase Agreement.

10.  Defined Terms.  Any proper nouns used in this First Amendment which are not defined herein but are defined in the Asset Purchase Agreement shall have the meanings respectively ascribed to them in the Asset Purchase Agreement.

11.  Counterparts.  This First Amendment may be executed in one or more counterparts, and each party hereto may sign a counterpart, and (whether or not all parties hereto have signed each counterpart), each counterpart shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

ASSET SELLER:

Ron Snider & Associates, Inc.

By: /s/ Ronald E. Snider

Name: Ronald E. Snider

Title:

 President

PURCHASER:

GREAT AMERICAN FAMILY PARKS, INC.

By: /s/ Larry L. Eastland

     Larry L. Eastland, President and CEO